Exhibit 8.4

Reply to the Attention of:	Ted Thiessen
Direct Line:	403.531.8737
Email Address:	ted.thiessen@mcmillan.ca
Date:	October 17, 2025

Tactical Resources Corp.

1055 West Georgia Street, 1500 Royal Centre

PO Box 11117, Vancouver, BC V6E 4N7

Dear Sirs/Mesdames,

Re:	Business Combination Involving Tactical Resources Corp.

We have acted as Canadian counsel to Tactical Resources Corp. (the “Corporation”) in connection with the proposed business combination with Plum III Amalco Corp., Plum III Merger Corp. and Plum Acquisition Corp. III, as contemplated pursuant to a business combination agreement entered into among them on August 22, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), as described in the Form F-4 Registration Statement originally dated October 29, 2024 and filed by the Corporation under the U.S. Securities Act of 1933 (the “Act”) with the United States Securities and Exchange Commission (as amended from time to time on or prior to the date hereof and filed with the United States Securities and Exchange Commission, the “Registration Statement”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement. As Canadian counsel to the Corporation, we have participated in the preparation of the Business Combination Agreement, certain documents ancillary thereto and certain portions of the Registration Statement, including the section entitled “Material Canadian Tax Considerations – TRC Shareholders”.

Scope of Opinion

We are qualified to practice law in the Provinces of Alberta and British Columbia and our opinion herein is restricted to the laws of the Provinces of Alberta and British Columbia and the federal laws of Canada applicable therein as at the date hereof.

The opinion set forth below is based on the current provisions of the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Tax Act”), all specific proposed amendments thereto detailed in public statements issued by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and our understanding of the current published administrative and assessing practices of the Canada Revenue Agency. Our opinion does not otherwise anticipate or take into account any changes in law or in such administrative policies and assessing practices whether by legislative, governmental or other action. No assurance can be given that any proposed amendments will be enacted or promulgated as proposed, or at all, and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof.

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October 17, 2025 Page 2

Assumptions

In rendering the opinion set forth below we have assumed:

a)	the transactions comprising the Business Combination contemplated by the Business Combination Agreement and described in the Registration Statement will be duly and validly carried out and executed as described therein;

b)	all parties to the Business Combination Agreement are and will at all times remain validly created or incorporated, in existence and in good standing;

c)	the acknowledgments, representations and warranties of each of the parties to the Business Combination Agreement are true and correct in all respects; and

d)	that all parties to the Business Combination Agreement will have complied in all respects with their obligations thereunder.

Opinion

Based upon and subject to the foregoing, we are of the opinion that the statements contained in the Registration Statement under the heading “Material Canadian Federal Income Tax Considerations – TRC Shareholders”, to the extent they constitute summaries of matters of Canadian federal income tax law, regulation or legal conclusions and subject to the qualifications, assumptions and limitations set out under such heading, fairly summarize the matters described therein in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to any reference to us in the Prospectus under “Material Canadian Tax Considerations- TRC Shareholders.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ McMILLAN LLP

McMILLAN LLP